4/A
1
<SROS>nasdaq
<REPORTING-OWNER>
  0001196881
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  VERSANT CORPORATION
  0000865917
  <IRS-NUMBER>94-3079392
</SUBJECT-COMPANY>
<PERIOD>04/21/03
4/A
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   SHELLOOE, WILLIAM R.
   P. O. BOX 773


   CARMEL, CA  93921
2. Issuer Name and Ticker or Trading Symbol
   VERSANT CORPORATION (vsnt)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   4/21/2003
5. If Amendment, Date of Original (Month/Day/Year)
   04/21/03
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock option/Non-    $0.610000       07/15/02       A         15,000                            12/31/02     07/15/12
quaified (right to buy)
Non-Qualified Stock Option     $0.860000       04/17/03       A         20,000                            (1)          04/17/13
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock option/Non-    07/15/02  Common Stock                   15,000                    15,000        D   Direct
quaified (right to buy)
Non-Qualified Stock Option     04/17/03  Common Stock                   20,000                    20,000        D   Direct
(right to buy)

Explanation of Responses:

(1)
Option is exercisable immediately, subject to repurchase, and vests as to 50% upon each of the first two successive anniversaries of the grant date.


SIGNATURE OF REPORTING PERSON
/S/ By: R. Steckhahn
    For: William R. Shellooe
DATE 04/22/03